Exhibit T3A.3

The First State

I , JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “LEXCO ACQUISITION CORP.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED :

CERTIFICATE OF INCORPORATION, FILED THE TWENTIETH DAY OF JULY , A. D. 2009, AT 6:01 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “LEXCO ACQUISITION CORP .”.

Jeffrey W. Bullock, Secretary of State
4711511 8100H 121026231	AUTHENTICATION: 9842259 DATE: 09-13-12
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:0l PM 07/20/2009 FILED 06:0l PM 07/20/2009 SRV 090712524 – 4711511 FILE

CERTIFICATE OF INCORPORATION

OF

LEXCO ACQUISITION CORP.

Dated as of July 20,2009

ARTICLE I
NAME

The name of the corporation (herein called the “Corporation”) is Lexco Acquisition Corp.

ARTICLE II
 REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III
 PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE IV
 CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall be of one class, shall be designated Common Stock and shall have a par value of $0.001 per share.

ARTICLE V
 INCORPORATOR

The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Kevin Reymond	c/o Palladium Equity Partners, LLC
Rockefeller Center
1270 Avenue of the Americas
Suite 2200
New York. NY 10020

ARTICLE VI
 DIRECTORS

The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the by-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the by-laws of the Corporation so require.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII
 INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same now exists or may be amended and supplemented, indemnify and advance expenses to its directors and officers, both as to action in his or her official capacity and as to action in another capacity while holding such office. The Corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all persons whom it shall have power to indemnify, including but not limited to its employees or agents, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise and shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article VII.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision inconsistent with this Article VII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII
 MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

(a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered:

(i) to make, alter, amend or repeal the by-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; and

(ii) without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the board of directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the board of directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the by-laws of the Corporation.

(b) Any director or any officer elected or appointed by the stockholders or by the board of directors may be removed at any time in such manner as shall be provided in the by- laws of the Corporation.

(c) From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (c).

ARTICLE IX
 CORPORATE OPPORTUNITY

(a) In anticipation that Palladium Equity Partners III, L.P., and/or its respective affiliates (each, an “Investor”, and collectively, the “Investors”) will be, indirectly or directly, substantial stockholders of the Corporation, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with each Investor (including service of officers, directors, partners, managers, employees or affiliates of each Investor (collectively, “Investor Persons”) as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article IX are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Investors and any Investor Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b) Except as the Investors may otherwise agree in writing, each Investor shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and no Investor or Investor Person (except as provided in paragraph (c) of this Article IX) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of such Investor or such Investor Person’s participation therein. In the event that any Investor or Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Investor, such Investor or Investor Person shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that such Investor or Investor Person shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such Investor pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

(c) In the event that a director or officer of the Corporation who is an Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and any Investor, such corporate opportunity shall belong to such Investor, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, unless such corporate opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Corporation, in which case such corporate opportunity shall belong to the Corporation.

(d) For the purposes of this Article IX, “corporate opportunities” shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation’s business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy.

(e) Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

(f) For purposes of this Article IX only, the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

ARTICLE X
 INTERESTED TRANSACTIONS

The Corporation elects not to be governed by Section 203 of the DGCL.

*     *     *     *

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation as of the date first written above.

/s/ KEVIN REYMOND
Kevin Reymond
Sole Incorporator

certificate of incorporation of Lexco Acquisition Corp.